Exhibit 4.27

DATED                                      17 APRIL 2020

MIDATECH PHARMA PLC	(1)

and

DR CRAIG COOK	(2)

SETTLEMENT AGREEMENT WITHOUT PREJUDICE AND SUBJECT TO CONTRACT

Table of Contents

1.	Definitions and Interpretation	1
2.	Termination	5
3.	Compensation	5
4.	Indemnity	5
5.	Company Property	6
6.	Settlement and Waiver	7
7.	Confidentiality and Restrictive Covenants	8
8.	Warranties	9
9.	Legal Fees	11
10.	Share Option Scheme	11
11.	Management Incentive Scheme	12
12.	Previous Termination Arrangements	12
13.	Rights of Third Parties	12
14.	Counterparts	12
15.	Governing Law and Jurisdiction	12
16.	General	13
Schedule 1 Solicitor’s Certificate		14
Schedule 2 Announcement		15
Schedule 3 Handover Period Objectives		16
Schedule 4 Management Incentive Scheme (“MIS”)		17
Schedule 5 Letter of Resignation		20
ATTESTATION CLAUSES		21

THIS AGREEMENT is dated	17 April 2020

PARTIES

(1)	MIDATECH PHARMA PLC (company number 09216368) whose registered office is at 65 Innovation Drive, Milton Park, Abingdon, Oxfordshire OX14 4RQ (the “Company”); and

(2)	DR CRAIG COOK of Flat 4, 61 Inverness Terrace, London W2 3JT (the “Employee”).

OPERATIVE PROVISIONS

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, except where a different interpretation is necessary in the context, the expressions set out below shall have the following meanings:

Adviser	as set out in clause 6.4

Agreement	this agreement and any schedules to this agreement as amended, modified or supplemented from time to time in accordance with the terms set out below

Certificate	the certificate set out in Schedule 1 to this Agreement

Confidential Information	all Information relating to:

(a) the business or prospective business, current or projected plans or internal affairs of the Company, any Group Company, or any of its or their clients, customers, suppliers and agents, including in particular, all know-how, trade secrets, products, operations, processes, product information and unpublished information relating to the intellectual property rights of the Company, any Group Company, or any of its or their clients, customers, suppliers and agents;

(b) any directors, officers, partners, members, agents, shareholders or employees (including, without limitation, details of terms and conditions of employment) of the Company or any Group Company; and

(c) any other commercial, financial or technical information relating to the business or prospective business of the Company or any Group Company;

whether or not such Information is marked confidential and irrespective of when or how such Information was imparted or obtained

Contacts	any contacts which the Employee has stored or recorded (including without limitation on any hard drive, system, network, hand-held or other electronic devices, or any social media websites) during the course of his employment with the Company (unless obviously personal to the Employee and not related in any way to his employment with the Company)

Deductions	any income tax, employee’s national insurance contributions or any other sum that the Company is required to deduct at source by law, or otherwise entitled to deduct under the terms of this Agreement

Departure Date	30 April 2020

Documents	documents, books, correspondence, files, statistics, papers, materials, reports, minutes, plans, records, surveys, diagrams, computer printouts, computer disks, CDs, audio tapes, manuals, customer documentation or other medium, whether or not eye-readable, on which Information (whether Confidential Information or otherwise) belonging to or relating to the Company or any Group Company and received or created by the Employee in the course of his employment may from time to time be contained, written or recorded (including without limitation on any social media websites), and all copies, drafts, reproductions, notes, extracts or summaries of such Information in whatever form

EMI Option Agreement	share option agreement to be entered into between the company and the Employee incorporating the terms applicable to the new share options to be issued to the Employee under the Share Option Scheme

Group Company	the Company and its subsidiary undertakings from time to time and the ultimate parent undertaking (if any) of the Company from time to time and every other undertaking which from time to time is a subsidiary undertaking of the same ultimate parent undertaking (if any) (“parent undertaking” and “subsidiary undertaking” as defined by section 1162 and Schedule 7 and “undertaking” as defined by section 1161 of the Companies Act 2006), or an associated company as defined by section 449 Corporation Tax Act 2010

Information	information whether in tangible or any other form, including specifications, reports, data, notes, documentation, drawings, software, computer outputs, designs, circuit diagrams, models, patterns, samples, inventions (whether capable of being patented or not) and know-how, and the media (if any) upon which such information is supplied

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Pre-Contractual Statement	any undertaking, promise, assurance, statement, representation, warranty or understanding (whether written, oral, or governed by a course of dealings) of any person (whether party to this Agreement or not) relating to the employment of the Employee and its termination, which is not expressly set out in this Agreement

Protected Disclosure	a qualifying disclosure as defined by section 43B Employment Rights Act 1996 (“ERA”), which is made by the Employee in accordance with any of sections 43C to 43H ERA

Service Agreement	contract of employment between the Employee and the Company dated 1 June 2018

Settlement Sum	as set out in clause 3.1

Share Option Scheme	the Midatech Pharma PLC Enterprise Management Incentive Scheme adopted in December 2014

Statutory Claims	the claims the Employee has or may have against the Company or any Group Company and/or its or their directors, officers, partners, members, employees, professional advisers, agents, and/or shareholders, for breaches of:

• the Employment Rights Act 1996, including (but not limited to) claims of actual or constructive unfair dismissal, unlawful deductions from wages or unauthorised payments, claims arising from the making of a Protected Disclosure, detrimental treatment, rights to time off work, claims in relation to section 1 particulars, in relation to written reasons for dismissal and any other claims referred to in the Employment Tribunals Act 1996

• the Employment Relations Act 1999, including (but not limited to) claims in relation to the right to be accompanied and detriment in relation to this right

• the Working Time Regulations 1998, including (but not limited to) claims relating to working time and/or holiday pay

• the Protection from Harassment Act 1997, including (but not limited to) claims of harassment

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• the Equality Act 2010, including (but not limited to):

• claims for equality of terms, of instructing, causing, inducing or aiding contraventions, of direct or indirect discrimination, victimisation or harassment, because of, or in relation to, sex, marriage or civil partnership

•             claims of instructing, causing, inducing or aiding contraventions, of direct or indirect discrimination, victimisation or harassment, because of, or in relation to, race, colour, nationality, ethnic or national origin

•             claims of instructing, causing, inducing or aiding contraventions, of direct or indirect discrimination, discrimination arising in consequence of a disability, victimisation or harassment, because of, or in relation to, disability and/or in relation to any alleged failure to make adjustments

• claims of instructing, causing, inducing or aiding contraventions, of direct or indirect discrimination, victimisation or harassment, because of, or in relation to age

• claims of instructing, causing, inducing or aiding contraventions, of direct or indirect discrimination, victimisation or harassment, because of, or in relation to, religion or belief; and

and breaches of the Employee’s rights and/or the Company’s (or any Group Company’s) obligations under the provisions of the legislation mentioned above, whether in existence as at the date of this Agreement or arising in the future because of facts subsequently coming to light or changes to the law

Statute	the Acts and Regulations referred to in the definition of Statutory Claims above

1.2	References to the word “include” or “including” (or any similar term) are not to be construed as implying any limitation and general words introduced by the word “other” (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded or followed by words indicating a particular class of acts, matters or things.

1.3	References to any Statute or other enactment are to be construed as referring also to any enactment of, re-enactment of, extension to, or amendment to it (whether before or after the date of this Agreement), and to any previous enactment which such Statute or enactment has replaced (with or without amendment) and to any regulation, order, statutory instrument, or subordinate legislation made under such enactment.

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2.	TERMINATION

2.1	The appointment of the Employee as a director and Chief Executive Officer of the Company in accordance with the terms of the Service Agreement terminated with immediate effect on 31 March 2020. The parties have agreed to vary the terms of the Service Agreement, with retrospective effect from 31 March 2020, so that the notice period at clause 2.1 of the Service Agreement shall be reduced from six months to one month and that, in accordance with the terms of clauses 2.2 and 3.3 (a) of this Agreement, with effect from 1 April and continuing to 30 April 2020 ("Handover Period"), the Employee shall work out that one month notice period, to enable the Employee, as a temporary measure, and on a reduced salary, to complete a handover of his duties to Stephen Stamp, his successor Chief Executive Officer, in accordance with the terms of this Agreement. The Handover Period and the employment of the Employee with the Company will terminate on one month's notice with immediate effect on the Departure Date.

2.2	From the date of this Agreement up until 30 April 2020, the Employee agrees that he will co-operate fully with the board of the Company to ensure the smooth handover of his duties to Stephen Stamp. The Employee will be available during the Company's normal business hours to undertake any such duties as the Company may require and the Employee will undertake such duties, as more particularly described but not limited to the duties listed at Schedule 3, for not less than 25 hours a week during the Handover Period.

2.3	The Employee shall not hold himself out or conduct himself as a director of the Company, or any Group Company after 31 March 2020, or as an employee of the Company, or any Group Company after the Departure Date.

2.4	The Company will pay the Employee's outstanding salary and an agreed payment of £3,500 gross (less Deductions) in lieu of accrued but untaken holiday entitlement accrued up to the Departure Date within 14 days of the Departure Date.

2.5	Save as otherwise provided by this Agreement, the Employee’s contractual benefits provided by the Company ceased on 31 March 2020.

2.6	As soon as practicable after the Departure Date the Company will issue the Employee’s P45.

2.7	The Company announced the Employee’s resignation as a Director and Chief Executive Officer on 31 March 2020 in the terms set out in Schedule 2.

2.8	The Employee will immediately provide the Company with his written resignation from the offices which the Employee held in the Company or any other company and all other appointments, trusteeships, memberships and positions which he held as nominee or representative of the Company with effect from 31 March 2020 in the form attached at Schedule 5 to this Agreement.

3.	COMPENSATION

3.1	Subject to the further provisions of this clause 3, in connection with the termination of the Employee’s employment and subject to and conditional on the Employee complying and continuing to comply fully with the terms of this Agreement, the Company shall pay the Employee without admission of liability the total gross sum of £40,000.00 (the “Settlement Sum”) less any Deductions.

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3.2	The Settlement Sum, less any Deductions, shall be paid into the Employee’s nominated bank account within 14 days of the latest of the dates on which the following has occurred:

(a)	receipt by the Company’s solicitors of an original version of this Agreement duly executed by the Employee, and the Certificate signed by the Adviser; and

(b)	the return of the Company’s property in accordance with clause 5 below.

3.3	The Settlement Sum comprises the following:

(a)	£10,000.00 (gross) as payment for the Employee's duties during the Handover Period in accordance with clause 2.2 of this Agreement (“Reduced Salary Payment”); and

(b)	£30,000.00 (gross) paid as compensation to the Employee for the loss of his employment (“Compensatory Payment”).

3.4	The Settlement Sum will be paid less any Deductions. Specifically, the parties agree that the Company will make deductions at source for any income tax and employee’s national insurance contributions which may be required in respect of the Reduced Salary Payment.

3.5	The parties agree that the amount of the Reduced Salary Payment is equal to the amount given by the formula in section 402D (1) of Income Tax (Earnings and Pensions) Act 2003 ("ITEPA") and that, accordingly, the Employee's Post-Employment Notice Pay (as defined by ITEPA) is nil.

3.6	Accordingly, the parties' understanding is that no part of the Compensatory Payment is taxable as Post-Employment Notice Pay.

3.7	The Compensatory Payment will be paid tax free, as a termination award under the threshold within the meaning of sections 402A(1) and 403 of ITEPA.

3.8	The parties agree that the Settlement Sum is made in good faith and that the Compensatory Payment is paid by way of settlement or compromise of any claim arising in connection with the termination of the Employee’s offices and employment.

4.	INDEMNITY

4.1	The Employee agrees that he is wholly liable for the amount of any tax (including without limitation, income tax and employee’s national insurance contributions), arising in connection with the Settlement Sum or any other payments or arrangements set out in this Agreement, other than any deductions for tax or employee’s national insurance contributions made at source by the Company pursuant to clause 3.4 or otherwise.

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4.2	The Employee agrees fully and properly to indemnify and keep indemnified the Company or any Group Company against any demand for tax (including, without limitation, income tax and employee’s national insurance contributions) which may become payable arising from his employment, the Settlement Sum or any other payments or arrangements set out in this Agreement or arising in connection with the termination of his employment with the Company and any interest, penalties, costs, claims, damages or other expenses which the Company or any Group Company may incur in this regard (save for any liability which arises solely as a result of the default or delay of the Company, or any Group Company), including, without limitation, as a result of challenging such demand for tax provided that the Company may choose (in its sole discretion) to challenge any such demand following receipt of a reasonable written request from the Employee, and in the absence of such a request, the Company, or any Group Company, may challenge such tax demand or comply with any such tax demand (in its sole discretion) and, the Employee shall be liable to the Company, or any Group Company, under this indemnity or in relation to any such tax demand (including any liability resulting from a failure to deduct tax).

4.3	For the avoidance of doubt:

(a)	the indemnity in clause 4.2 shall not apply to any tax or national insurance contributions which have already been deducted at source by the Company under clause 3.4 or otherwise; and

(b)	the indemnity in clause 4.2 shall extend to any income tax or employee’s national insurance contributions, penalties and interest in respect of such arising on the Settlement Sum if HM Revenue & Customs do not accept the parties’ agreed treatment of the constituent parts of the Settlement Sum as taxable only under sections 401 and 403 Income Tax (Earnings and Pensions) Act 2003 or any other tax treatment of any other payment under this Agreement.

5.	COMPANY PROPERTY

5.1	Subject to clause 5.2, the Employee agrees to return, within seven days of the Departure Date, in good condition and without modification all property (including but not limited to Documents, Confidential Information (and any copies or reproductions of it), Contacts, , credit or charge cards, personal computer or laptop, keys, security passes) belonging to the Company or any Group Company or relating to the business of the Company or any Group Company or any director, officer, partner, member, shareholder, employee, client, customer, supplier, banker, agent or professional adviser of the Company or any Group Company which is in the Employee’s possession or under his control.

5.2	Subject to the further provisions of this clause 5, the Company will transfer to the Employee on the Departure Date the mobile phone previously used by the Employee in the performance of his duties under the Service Agreement, provided that the Employee shall take over the mobile phone contract with the service provider with effect from the Departure Date and be responsible for all call and other charges in relation to the mobile phone with effect from the Departure Date. The Employee further agrees that he shall redirect to the Company any calls regarding the Company received by him on the mobile phone following the Departure Date at no cost to the Company.

5.3	The Employee shall by no later than the Departure Date :

(a)	inform the Company in writing of the passwords used by him on all computers, laptops or other electronic devices which are the property of the Company or any Group Company; and

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(b)	delete irretrievably from his mobile phone and personal computer (including from the hard drive) and from any other computers, devices, systems or networks in his possession or control all and any Documents, Contacts and Information (including but not limited to Confidential Information) (and any copies or reproductions of such) belonging to, or prepared for, or obtained from, or relating to the business of, the Company, or any Group Company or any of its or their clients, customers, suppliers and agents which may remain in existence notwithstanding the Employee’s compliance with clause 5.1.

5.4	The Employee shall, if requested to do so by the Company, provide a signed statement that he has complied fully with his obligations under clauses 5.1, 5.3 and 5.3 and shall provide the Company with such reasonable evidence of compliance as may be requested.

6.	SETTLEMENT AND WAIVER

6.1	The Employee agrees to accept the arrangements contained in this Agreement and any sums paid under its terms in full and final settlement of, and unconditionally and irrevocably waives, any and all present and future claims, rights of action, remedies, awards, damages, costs, fees and expenses however arising which he has or may have in any jurisdiction against the Company, any Group Company or any of its or their directors, officers, partners, members, employees, professional advisers, agents or shareholders arising directly or indirectly from or in connection with his employment with the Company and/or its termination or loss of any office, or any pre-termination negotiations or discussions in relation to the termination of employment, or any rights he has or may have under any existing or proposed bonus or incentive scheme or arrangement, or any pension provision, or Company pension contributions, or any other matter including any common law or statutory claims whether under English law, European law, any of the Statutes, or any other applicable law such as (but not limited to) compensation for breach of contract, wrongful dismissal, personal injury and any and all of the Statutory Claims. To the extent that such claims against the Company, any Group Company, or any of its or their directors, officers, partners, or members, employees, professional advisers, agents or shareholders, either do not exist at present, or cannot be identified by one or both parties, the Employee acknowledges that they may at some future date arise or be identified, either because of facts coming to light or because of changes to the law, and agrees to unconditionally and irrevocably waive all and any such claims.

6.2	The waiver in clause 6.1 above shall not affect the following:

(a)	any claim for personal injury, the symptoms of which have not manifested themselves at the date of this Agreement; or

(b)	any breach of contract claim arising from an actual or alleged breach of the terms of this Agreement;

although no admission of liability is made by the Company in relation to any such claims and the Employee warrants that, as at the date of this Agreement, he is not aware of any such claims or any facts or circumstances that may give rise to any such claims.

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6.3	The Employee warrants that he:

(a)	will refrain from instituting or continuing and will immediately and unconditionally withdraw, in writing, any legal proceedings of any nature to or before any Employment Tribunal or court in relation to any claim referred to in clause 6.1 and agrees that if any such proceedings are instituted or continued by him, or if he takes the benefit of any proceedings which may be commenced on his behalf, and that if not repaid to the Company pursuant to clause 8.2, the Settlement Sum paid to him will be accepted by him as being made on account of and applied towards any basic, compensatory, or any other award or damages or fees or costs or expenses award which may be made in his favour;

(b)	shall not make any subject access request (pursuant to the provisions of the Data Protection Act 2018 or the General Data Protection Regulation (EU) 2016/679) after the date of this agreement (in relation to matters of which he was or ought reasonably to have been aware at the date of this agreement) and any subject access request made before the date of this agreement shall be treated as immediately and unconditionally withdrawn.

6.4	The Employee warrants and agrees that, before entering into this Agreement, he has received independent legal advice as to the terms and effect of this Agreement and in particular as to its effect on his ability to pursue his rights, complaints and claims (including in particular the Statutory Claims) before an Employment Tribunal from Peggy Barnard of Barnard & Webb Solicitors, who is a relevant independent adviser as may be defined or referred to in each relevant Statute and who held appropriate insurance or an appropriate indemnity (as may be defined or referred to in each relevant Statute) on the date that such advice was given (the “Adviser”).

6.5	The Employee will procure that the Adviser will complete the Certificate immediately following the Employee’s execution of this Agreement, and promptly deliver the completed certificate to the Company’s solicitors.

6.6	The conditions regulating compromise agreements and/or settlement agreements under or referred to in each Statute are satisfied. In particular, but without limitation, the conditions set out in section 147(3)(c) and (d) of the Equality Act 2010 are met.

7.	CONFIDENTIALITY AND RESTRICTIVE COVENANTS

7.1	The Employee undertakes and agrees to honour and abide by the confidentiality and restrictive covenant provisions in the Service Agreement which shall therefore be binding on the Employee after the Departure Date as if they were repeated in full in this Agreement. The terms used in those provisions shall have the meanings given to them in the Service Agreement.

7.2	The Employee undertakes that except as required by law he will not at any time in the future, directly or indirectly, without the prior written consent of the Company:

(a)	disclose to any person the existence or fact or contents of this Agreement, or the terms of settlement with the Company except to his professional advisers, HM Revenue & Customs and his spouse provided that disclosure to professional advisers and spouse shall be on the condition that they agree to honour this obligation save that the Employee may notify potential employers in any job interviews of the terms of clause 2.1 and the announcement at Schedule 2;

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(b)	make or publish any public announcement, statement or comment whether in writing or otherwise concerning the Company, any Group Company or any of its or their current or former directors, officers, partners, members, shareholders or employees relating to her employment and/or termination of employment by the Company other than in the terms of the announcement at Schedule 2; or

(c)	make or publish any derogatory, disparaging, false, or misleading statements or comments concerning the Company, any Group Company or any of its or their current or former directors, officers, partners, members, shareholders or employees.

7.3	The Company undertakes that, save as may be required by law, or to fulfil, establish, exercise, or defend, any legal right or obligation, or any accounting, or regulatory obligation, of the Company (or any Group Company), or to HM Revenue & Customs, or its professional advisers (having instructed them to honour the provisions of this clause), or in respect of any matter in the public domain otherwise than in breach of this clause, it will not instruct or authorise any of its current directors, officers, or employees to, directly or indirectly, without the prior written consent of the Employee:

(a)	disclose to any person the contents of this Agreement, or the terms of settlement with the Employee;

(b)	make or publish any public announcement, statement or comment relating to the Employee’s employment and/or termination of employment other than in the terms of the announcement at Schedule 2; and

(c)	make or publish any derogatory, disparaging, false, or misleading statements or comments concerning the Employee.

7.4	The Employee agrees that if the Company becomes aware that he has breached any of his obligations under clauses 7.1, and 7.2 of this Agreement, on or after the Settlement Sum has been paid to him he will immediately repay all of such sums to the Company.

7.5	The Company’s right to repayment of the sums in accordance with clause 7.4 of this Agreement shall be without prejudice to its right to seek an injunction against or claim further damages or account of profits from the Employee.

7.6	For the avoidance of any doubt, all of the Employee’s obligations under clauses 2.3, 7.1, and 7.2 above apply including without limitation to any activities by the Employee in relation to any social media websites.

7.7	Nothing in this clause 7 shall prevent the Employee from making a Protected Disclosure.

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8.	WARRANTIES

8.1	The Employee represents and warrants to the Company as a strict condition of this Agreement and in particular, payment of the Settlement Sum pursuant to clause 3.1 that:

(a)	as at the date of this Agreement or the Departure Date, whichever is the later, there have been no acts, omissions or defaults by him of which he is aware, or ought reasonably to be aware, which constitute a breach of his duties as an employee of the Company;

(b)	as at 31 March 2020 he has not received (either orally or in writing), nor agreed to accept (either orally or in writing) any offer, conditional or unconditional, temporary or permanent, of a contract of service or for services, or any association with a partnership, or to hold any office, or of any form of deferred remuneration to take effect at any time after the Departure Date;

(c)	before entering into this Agreement, he has raised with the Adviser all facts and issues relevant to his employment and its termination which have given rise to, or could give rise to, a claim, whether under common law, statute, or otherwise;

(d)	he has taken advice from the Adviser in relation to the claims referred to in clause 6.1 (including, without limitation, the Statutory Claims) and the terms and effect of this Agreement on his ability to pursue such rights, complaints and claims as he may have against the Company, any Group Company or its or their employees, partners, directors, officers, members, or shareholders; and

(e)	following the receipt of the advice given to him by the Adviser in relation to the termination of his employment, he is not aware of any other rights, complaints or claims (whether under common law, any Statute or statute, or otherwise) he may have in relation to his employment by the Company or its termination other than the Statutory Claims.

8.2	The Company enters into this Agreement in reliance upon the warranties given by the Employee in clauses 6.1 to 6.4 and 8. In the event of any breach of any of these warranties, the Settlement Sum shall become immediately repayable to the Company and shall be recoverable by the Company as a debt.

8.3	In addition to the rights and remedies of the Company referred to in clause 6.3(a) and 8.2, in the event of a breach of clauses 6.3(a), and/or 6.4 above, the Employee undertakes to indemnify the Company against any claims, losses, costs (including legal costs), fees, awards, damages, liabilities or expenses which the Company may suffer or incur in connection with any such allegation or breach.

8.4	Any failure or delay of the Company, or any Group Company, to insist upon or enforce any right, remedy or power conferred on it by this Agreement shall not be construed as a waiver of any such right, remedy or power.

9.	LEGAL FEES

The Company will pay direct to the Adviser within 30 days of receipt of a satisfactory copy of their invoice to the Employee, their fees and disbursements properly, reasonably and exclusively incurred in advising the Employee in relation to the termination of his employment (including, without limitation, the negotiation and preparation of this Agreement up to a maximum of £500.00 plus VAT.

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10.	SHARE OPTION SCHEME

The Company will grant the Employee 100,000 new share options under the Share Option Scheme. The new share options may be exercised in accordance with the terms of the EMI Option Agreement. Any existing share options previously granted to the Employee under the Share Option Scheme will lapse upon his ceasing to be an Employee on the Departure Date.

11.	MANAGEMENT INCENTIVE SCHEME

The Employee will continue to be able to participate in the Company's Management Incentive Scheme in accordance with the terms of that Management Incentive Scheme, the terms of which are attached at Schedule 4.

12.	PREVIOUS TERMINATION ARRANGEMENTS

The parties acknowledge and agree that this Agreement and any document referred to in it constitute the entire agreement and understanding between the Employee and the Company, in relation to the Employee’s employment with the Company and/or any Group Company and the termination of such employment and supersedes all previous drafts, agreements, arrangements and understandings between the Employee and the Company, and/or the Employee and any Group Company, and/or any related person (if any and whether written or oral or governed by a course of dealings) in relation to the Employee’s employment and its termination, which shall terminate with effect from the later of execution of this Agreement or the Departure Date; and in entering into this Agreement the Employee has not relied on any Pre-Contractual Statement and the Employee shall have no remedy in respect of any Pre-Contractual Statement, although (without admission of liability by the Company or any Group Company) nothing in this Agreement shall limit or exclude any liability for fraud.

13.	RIGHTS OF THIRD PARTIES

Except in relation to any Group Companies, this Agreement does not confer any rights on any person or party (other than the parties to this Agreement) under the Contracts (Rights of Third Parties) Act 1999. The terms of this Agreement may be varied, or this Agreement may be suspended, cancelled or terminated, by agreement in writing between the parties, without the consent of any third party.

14.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be an original, and all the counterparts together shall constitute one and the same agreement.

15.	GOVERNING LAW AND JURISDICTION

This Agreement and any dispute or claim arising out of or in connection with it tor its subject matter, whether of a contractual or non-contractual nature, is governed by and construed in all respects in accordance with the law of England and Wales. The parties irrevocably agree that the Courts of England and Wales shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement.

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16.	GENERAL

This Agreement, although marked without prejudice and subject to contract” will, upon signature by both parties, be treated as an open document evidencing an agreement binding on the parties.

This Agreement is executed as a deed by the parties and is delivered and takes effect on the date at the beginning of this Agreement.

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ATTESTATION CLAUSES

Signed by MIDATECH PHARMA PLC acting by:

/s/ Stephen Stamp
[signature of director]

Stephen Stamp
[print name of director]

Director

Signed by DR CRAIG COOK

/s/ Dr. Craig Cook
[signature]

Dr. Craig Cook
[print name of signatory]

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